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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion of our report dated May 26, 2006 on the financial statements of NB Power Holding Corporation as of and for the year ended
March 31, 2006 in Exhibit (i) to Amendment No. 1 to the Annual Report of the Province of New Brunswick (Canada) (the "Province") for the year ended March 31, 2006, and to the incorporation by reference of such report in the Registration Statement of the Province dated December 13, 2006, relating to the issue and sale of US$1,500,000,000 Debt Securities of the Province.





/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Chartered Accountants
Saint John, NB
January 25, 2007






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